SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. _____)

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        VENTURE LENDING & LEASING II, INC.

(Name of Registrant as Specified In Its Charter)

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VENTURE LENDING & LEASING II, INC.

2010 North First Street, Suite 310

San Jose, California 95131
(408) 436-8577

August 1, 2003

To Our Shareholders:

We have called a special meeting of our shareholders for Wednesday, August 20, 2003, to commence at 9:00 a.m., in our offices. At the special meeting we will seek the approval of our shareholders to dissolve Venture Lending & Leasing II, Inc. ("Venture Inc."), to terminate our status as a business development company under the Investment Company Act of 1940, and to approve a new management agreement between VLLI Holdings II, LLC ("Venture LLC"), our newly-organized subsidiary, and Westech Investment Advisors, Inc. ("Westech") and Siguler Guff Advisers, L.L.C. ("Siguler Guff").

Venture Inc. was organized in 1997, raised $110 million in capital from its shareholders, and, through this date, has distributed over $202 million to its shareholders. At June 30, 2003, Venture Inc. retains approximately $29.2 million in total assets. As we continue the wind-down phase of Venture Inc., there is a risk that, in the future, we will fail to meet the diversification requirements imposed upon us to qualify for favorable tax treatment, as a "regulated investment company" under the Internal Revenue Code. We have organized Venture LLC to enable us to continue avoiding double taxation on the income generated by our loan and securities portfolio. As part of our plan of liquidation of Venture Inc., we shall contribute our assets to Venture LLC in return for units of membership interest of Venture LLC and then distribute the units to our shareholders and to Westech and Siguler Guff. Withdrawing our status as a BDC under the 1940 Act will enable us to reduce our accounting and compliance expenses without adversely affecting the conduct of our business during this wind-down phase.

We are also proposing that you approve a new management agreement between Venture LLC and Westech and Siguler Guff. The fee we are proposing in the new management agreement is identical to that set forth in the existing management agreement between Venture Inc. and these two firms, with the exception of the 20% incentive fee. In connection with our conversion of Venture Inc. into Venture LLC, Westech and Siguler Guff shall receive 20% of the membership interests in Venture LLC, which will provide the two firms with distributions from Venture LLC identical in amount to the distributions they would receive from Venture Inc., as an incentive fee, from a liquidation of its remaining loan and securities portfolio.

We encourage you to carefully review the enclosed proxy statement, as it sets forth the details of the three proposals and the tax consequences thereof to our shareholders.

You do not need to attend the meeting to participate. Whether you plan to attend the meeting or not, we urge you to sign, date, and return the enclosed proxy by fax or by mail in order that as many shares as possible may be represented at the meeting. The vote of each shareholder is important and your cooperation in promptly returning your executed proxy would be appreciated. Each proxy is revocable and will not affect your right to vote in person. Therefore, even if you execute a proxy, you may still attend the meeting of shareholders and vote your shares in person.

Very truly yours,

/s/Ronald W. Swenson

Ronald W. Swenson

Chairman of the Board and

Chief Executive Officer

VENTURE LENDING & LEASING II, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 20, 2003

TO THE SHAREHOLDERS OF VENTURE LENDING & LEASING II, INC.:

A special meeting of the shareholders of Venture Lending & Leasing II, Inc. ("Venture Inc.") will be held at 9:00 A.M., Pacific time, on Wednesday, August 20, 2003, at the offices of Westech Investment Advisors, Inc. ("Westech"), 2010 North First Street, Suite 310, San Jose, California 95131, to consider and vote on the following matters:

(1) Approval of the Plan of Liquidation included in this proxy statement as Appendix A (the "Plan of Liquidation"), pursuant to which (i) Venture Inc. will contribute its assets to VLLI Holdings II, LLC ("Venture LLC") in exchange for Venture LLC's issuance of units of membership interest ("Units") to Venture Inc., (ii) Venture Inc. will distribute the Units to its shareholders and to Westech and to Siguler Guff Advisers, LLC ("Siguler Guff"), and (iii) Venture Inc. will dissolve (the "Liquidation Proposal");

(2) Approval of the termination of the status of Venture Inc. as a business development company ("BDC") under the Investment Company Act of 1940 (the "BDC Termination Proposal"), to occur immediately following the effectiveness of Venture Inc.'s contribution of its assets to Venture LLC in return for Venture LLC's Units and the distribution of those Units to the shareholders and to Westech and Siguler Guff; and

(3) Approval of a new management agreement between Venture LLC and Westech and Siguler Guff (the "Management Agreement Proposal").

You should carefully consider the risk factors relating to the Liquidation Proposal and our business, which are described under "Risk Factors" in the enclosed proxy statement.

Each shareholder that owned Venture Inc. shares on the close of business on July 18, 2003 is entitled to vote at the meeting. Shareholders may attend and vote at the meeting in person, or may complete, date and sign the enclosed proxy and return it to us by fax or mail. A shareholder that executes a proxy card may nevertheless attend the meeting and vote in person.

By order of the Board of Directors

/s/Ronald W. Swenson

Ronald W. Swenson

Chairman of the Board

July 30, 2003

VENTURE LENDING & LEASING II, INC.

2010 North First Street, Suite 310

San Jose, California 95131

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

August 20, 2003

Your vote at this special meeting is important to us. Please vote your shares of Common Stock by completing the enclosed proxy and returning it to us. The enclosed proxy is solicited by Venture Inc.'s Board of Directors. This proxy statement will be first mailed to our shareholders on August 1, 2003.

CONTENTS

Page

Summary of Proposals *

General Information About Meeting and Venture Inc. *

Venture Inc.'s Business; Venture LLC *

Background of the Proposals *

Risk Factors *

The Liquidation Proposal *

The BDC Termination Proposal *

The Management Agreement Proposal *

Security Ownership of Certain Beneficial Owners and Management *

Submission of Shareholder Proposals *

Incorporation of Certain Documents by Reference *

Further Information *

 Appendices

Plan of Liquidation A

Venture LLC Operating Agreement B

Form of New Management Agreement C

SUMMARY OF PROPOSALS

The following summary of the three proposals to be presented to the shareholders of Venture Inc. at the special meeting and is qualified by reference to the more detailed discussion of the proposals appearing elsewhere in this proxy statement.

Proposal 1 -The Liquidation Proposal
The Liquidation Proposal

Under the Liquidation Proposal, Venture Inc. would be converted (the "Conversion") into a California limited liability company by (i) contributing of its assets to VLLI Holdings II LLC ("Venture LLC"), in exchange for Venture LLC's issuance of units of membership interest ("Units") to Venture Inc.; (ii) by then distributing the Units to the shareholders of Venture Inc. and Venture Inc.'s advisors, Westech Investment Advisors, Inc. ("Westech") and Siguler Guff Advisers, L.L.C. ("Siguler Guff") (collectively, the "Managers"); and (iii) by then dissolving. See "The Liquidation Proposal." The Liquidation Proposal will be implemented pursuant to the Plan of Liquidation (the "Plan of Liquidation") attached as Appendix A to this proxy statement.

Reason for the Liquidation Proposal

As Venture Inc. winds down its business, it runs the risk of no longer qualifying for favorable tax treatment as a "regulated investment company ("RIC") under the Internal Revenue Code. RICs must meet certain diversification requirements with respect to their assets. Because of the diminishing size of Venture Inc.'s portfolio, it runs the risk of not meeting these diversification requirements. By converting Venture Inc. into a limited liability company, the income from Venture Inc.'s assets should continue to be subject to only one level of income taxation, namely, at the member and not at the entity level. See "The Liquidation Proposal -Certain Tax Aspects of the Liquidation Proposal."

Liquidation Proceeds	In the Conversion, you would receive one Unit of Venture LLC for each share of Common Stock ("Share") you own of Venture Inc. See "The Liquidation Proposal."
Effect of Liquidation Proposal

If the Liquidation Proposal is approved,

  Venture Inc. would be replaced by a limited liability company.

  The assets and liabilities of Venture LLC would be the same as those of Venture Inc.

  The managing member of Venture LLC would be Westech; Venture LLC would also have an advisory board consisting of John F. Cogan, S. Allan Johnson, and Roger V. Smith. Messrs. Cogan and Johnson are currently independent directors of Venture Inc., and Mr. Smith is currently an independent director of Venture Inc.'s successor fund, Venture Lending & Leasing III, Inc. ("Venture III")

  The holders of the Units would be the same as the holders of the Shares, except that the Managers will receive 20% of the outstanding Units of Venture LLC in payment and satisfaction of the 20% incentive fee they are currently receiving from Venture Inc.

  The Units, as is the case with the Shares, would not be traded on any securities market.

  The assets of Venture LLC will be liquidated in an orderly fashion, as they would be if still held by Venture Inc. absent the Conversion.

For further detail on the Liquidation Proposal, please see "The Liquidation Proposal."

Risk Factors

The Liquidation Proposal carries certain risks, including, among others, the potential for taxable income without cash distributions and certain other tax consequences. Venture LLC would also continue to be subject to Venture Inc.'s business risks. See "The Liquidation Proposal -Risk Factors."

Rights of Members of Venture LLC

If the Liquidation Proposal and the other proposals described in this proxy statement are approved by the shareholders of Venture Inc., then Venture Inc. will distribute to its shareholders Units of Venture LLC in exchange for their Shares of Venture Inc.; the shareholders of Venture Inc., as holders of Units of Venture LLC, would be called "members," not "shareholders." The rights of the members would be governed by Venture LLC's Operating Agreement, a copy of which is attached as Appendix B to this proxy statement, and California law. The members of Venture LLC should enjoy the same two fundamental benefits that the shareholders of Venture Inc. have enjoyed, namely, limited liability and flow-through income tax treatment. One significant difference in the operation of the two types of entities, however, is that Venture LLC shall not hold annual (or other) meetings of members and its managing member, Westech, will not stand for annual election by the members. For a comparison of the two entities -Venture Inc. v. Venture LLC -see "The Liquidation Proposal - Comparison Of Shares and Units" through "Indemnification of Managing Member and Managers."

Tax Consequences

The Conversion will be taxable to the shareholders of Venture Inc. Each shareholder will generally recognize gain or loss for federal income tax purposes equal to the difference between the tax basis of the Shareholder's Shares and the value of the Units received for the Shares. See "The Liquidation Proposal- Certain Tax Aspects of The Liquidation Proposal."

Vote Required	Approval of the Liquidation Proposal requires the approval of the holders of at least two-thirds of the outstanding Shares of Venture Inc.
Appraisal Rights	You do not have "appraisal rights" for your Shares.
Recommendation	Our Board of Directors has unanimously approved and recommends that you vote "FOR" the Liquidation Proposal. See "The Liquidation Proposal -Recommendation of Venture Inc.'s Board of Directors."

Proposal 2 -The BDC Termination Proposal
The BDC Termination Proposal

If the BDC Termination Proposal is approved, immediately after the Conversion is effective, Venture Inc. will terminate its status as a business development company under the 1940 Act. See "The BDC Termination Proposal."

Reason for the BDC Termination Proposal

By not conducting business as a BDC, Venture LLC will realize cost savings by reducing the fees and expenses it pays for independent directors and for audited financial statements, which savings can be passed on to investors in the form of greater cash distributions. See "The BDC Termination Proposal."

Risk Factors

By not operating as a BDC, Venture LLC will not be supervised by a board of directors the majority of whom are disinterested, and the members of Venture LLC need no longer receive financial statements audited by an independent accounting firm. Venture LLC would also not file periodic reports with the SEC. See "Risk Factors."

Vote Required	Approval of the BDC Termination Proposal requires the approval of the holders of a majority of the outstanding Shares of Venture Inc.
Recommendation	Our Board of Directors has unanimously approved and recommends that you vote "FOR" the BDC Termination Proposal.

Proposal 3 -The Management Agreement Proposal
The Management Agreement Proposal

Venture LLC would enter into a new management agreement (the "new Management Agreement") with the Managers similar in most respects to the existing management agreement (the "existing Management Agreement") between Venture Inc. and the Managers. However, because the incentive fee currently paid to the managers by Venture Inc. (equal to 20% of all distributions made to the shareholders) will be fully paid and discharged by the distribution to the Managers of 20% of the Units of Venture LLC, no incentive fee shall be payable to the Managers under the new Management Agreement. See "The Liquidation Proposal -Capital Structure" and "The Management Agreement Proposal". The form of the new Management Agreement is attached as Appendix C to this proxy statement.

Reason for the Management Agreement Proposal

With the organization of Venture LLC, and the proposed Conversion of Venture Inc. into Venture LLC, a new management agreement is necessary between Venture LLC and the Managers. The Board of Directors of Venture Inc. is therefore submitting for the approval of the shareholders of Venture Inc. (who will become the members of Venture LLC) the new Management Agreement the Board has approved to govern the services to be rendered by the Managers to Venture LLC and the compensation to be paid therefor.

Risk Factors

The new Management Agreement will be terminable only for "cause" (defined as a Manager's willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under the new Management Agreement) and will require the vote of the holders of at least two-thirds of the Units to do so. As such it will be more difficult to terminate than the existing Management Agreement with Venture Inc., which can be terminated by the Board of Directors of Venture Inc. or by the holders of a majority of the outstanding Shares of Venture Inc. on 60 days' notice, for any or no reason. See "Risk Factors."

Vote Required	Approval of the Management Agreement Proposal requires the approval of the holders of a majority of the outstanding Shares of Venture Inc.
Recommendation	Our Board of Directors has unanimously approved and recommends that you vote "FOR" the Management Agreement Proposal.

GENERAL INFORMATION ABOUT MEETING AND VENTURE INC.

Meeting Date; Time; and Location	Wednesday, August 20, 2003, 9:00 A.M., at the offices of Westech, located at 2010 North First Street, Suite 310, San Jose, California 95131
Quorum	Holders of a majority of the issued and outstanding Shares, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.
Record Date; Shares Entitled to Vote

July 18, 2003. Only shareholders of Venture Inc. as of the close of business on the Record Date will be entitled to vote at the meeting. We had 101,159.12 Shares outstanding and entitled to vote as of the close of business on the record date. Each of those Shares is entitled to one vote on each matter to come before the meeting. Each fractional Share is entitled to an identical fractional vote on each matter to come before the meeting. The enclosed proxy card shows the number of Shares you can vote.

Voting Procedure

After you read and consider the information in this proxy statement, mark your proxy with respect to each matter, and then fax or mail to us your signed and dated proxy as promptly as possible. To make sure you are represented at the meeting, you should return your proxy whether or not you plan to attend. Because the proposals require the approval of the holders of a majority of the outstanding Shares of Venture Inc. (two-thirds or more of the outstanding Shares for approval of the Liquidation Proposal), your failure to return a proxy will have the effect of voting AGAINST the proposals.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are each not counted in determining the number of Shares voting for or against a proposal. However, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum of shareholders at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner or other person entitled to vote.

How Votes Will Be Counted

The Liquidation Proposal requires the approval of the holders of at least two-thirds of the outstanding Shares, and the other two proposals presented to the shareholders require the approval of the holders of a majority of the outstanding Shares. Therefore, abstentions will have the effect of a vote AGAINST the proposal. If a shareholder or nominee returns a proxy but does not vote (for, against, or abstain) on a proposal, then the management proxies will vote the Shares represented by the proxy FOR the proposal.

The Proposals as one Integrated Plan	None of the three proposals will be implemented unless all three are approved by our shareholders.
Proxy Solicitation

Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone calls or personal meetings conducted by officers and employees of Westech and Siguler Guff. The cost of the proxy solicitation and the preparation of this proxy statement will be borne by Venture Inc.

Venture Inc.'s Manager	Venture Inc.'s manager is Westech Investment Advisors, Inc., a California corporation ("Westech"), whose address is 2010 North First Street, Suite 310, San Jose, California 95131.
Adviser to Manager

Siguler Guff Advisers, L.L.C., a Delaware limited liability company ("Siguler Guff"), is advisor to Westech. Siguler Guff's address is 630 Fifth Avenue, 16th Floor, New York, New York 10111. Under the existing Management Agreement, Siguler Guff advises Westech with respect to Venture Inc.'s administration and shareholder relations.

Annual and Semi-Annual Reports

Shareholders may obtain copies of Venture Inc.'s 2002 annual report on Form 10-K (for the year ended June 30, 2002) and 2002-2003 quarterly reports on Form 10-Q, without charge, by contacting Venture Inc. as specified below under "Further Information." Venture Inc.'s 2002 Annual Report has previously been mailed to our shareholders. We anticipate mailing our 2003 Annual Report (for the year ended June 30, 2003) to our shareholders by the end of September 2003.

Further Information

Questions concerning this proxy statement should be directed to Brian R. Best, Vice President, Chief Financial Officer, and Secretary of Westech, at (408) 436-8577, extension 16, or by email to brianb@westerntech.com.

Special Note About Forward-looking Statements

Except for the historical statements and discussions thereof contained in this proxy statement, statements in this proxy statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, other written or oral statements which constitute forward-looking statements have been made and may be made in the future by Venture Inc., Venture LLC, or both.

You should not put undue reliance on forward-looking statements. We have an obligation to update and disclose any material developments related to information disclosed in this proxy statement through and including the date of the meeting. However, we undertake no obligation to update or revise any forward-looking statements that are or may be affected by developments which our management do not deem material. When used or incorporated by reference in this proxy statement, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements.

VENTURE INC.'S BUSINESS; VENTURE LLC

Venture Inc. is a non-diversified closed-end management investment company electing status as a "business development company" ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). The investment objective of Venture Inc. is to achieve a high total return from its loans and portfolio investments. Venture Inc. has provided asset-based financing to carefully selected venture capital-backed companies, in the form of secured loans. Venture Inc. generally receives warrants to acquire equity securities in connection with its portfolio investments.

Venture Inc.'s shares of Common Stock, $0.001 par value (the "Shares") were sold to subscribers pursuant to capital calls made through August 8, 2000. The total capital contributed to Venture Inc. by its shareholders was $110 million. Venture Inc. has completed its investment period and is now focused on efficiently managing and liquidating its portfolio. As of June 30, 2003 Venture Inc. had distributed $202.4 million to its shareholders.

As of June 30, 2003, the assets of Venture Inc. totaled $29.2 million, and consisted of loans, with an estimated fair value of $18.3 million, investments in securities, with an estimated fair value of $9.9 million, and cash and other assets of $1.0 million. Venture Inc.'s total liabilities at June 30, 2003 were $6.1 million, consisting in large part of accrued management and incentive fees ($5.9 million) payable to Venture Inc.'s Managers. Total shareholders' equity of Venture Inc. at June 30, 2003 was $23.1 million. Venture Inc. repaid in full its funded indebtedness on June 25, 2003, and therefore at June 30, 2003 it had no bank debt on its balance sheet.

Venture LLC was organized as a California limited liability company on June 13, 2003. Its sole member is Venture Inc. It has no assets or liabilities, other than the liability for the expenses incurred in connection with its formation. Venture LLC has been organized for the sole purpose of acquiring, by contribution, the assets of Venture Inc., if the proposals described herein are approved by our shareholders at the special meeting.

If the Plan of Liquidation is approved, then Venture LLC shall acquire the assets of Venture Inc. The shareholders of Venture Inc. shall, without any further action on their part, become "members" of Venture LLC, and Westech shall become the "managing member" of Venture LLC. As the managing member, Westech shall have the duties and responsibilities for supervising the business of Venture LLC. Westech shall not be separately compensated for serving as managing member of Venture LLC. Rather, its duties and responsibilities, as "manager" of Venture LLC, shall be governed by the terms of the new Management Agreement, described under "The Management Agreement Proposal."

BACKGROUND OF THE PROPOSALS

Venture Inc. was organized as an investment vehicle with a limited life. Venture Inc.'s Articles of Incorporation provide that Venture Inc. shall cease to exist at the close of business on December 31, 2005, except for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs.

For the reasons discussed below, Venture Inc.'s Board of Directors recommends that Venture Inc. terminate its BDC election and convert into a pass-through entity that will have as its sole purpose effecting an orderly liquidation of Venture Inc.'s assets. The proposed conversion would occur in place of and prior to the December 31, 2005 termination of Venture Inc. contemplated by its Articles of Incorporation.

The following summary of the proposals to be presented to our shareholders at the special meeting is qualified by the detailed description thereof contained elsewhere in this proxy statement:

    Venture Inc. (i) will contribute its assets to Venture LLC in return for Venture LLC's issuance of Units to Venture Inc., (ii) will distribute the Units to its shareholders and to the Managers, and (iii) will dissolve. Westech will be the managing member of Venture LLC. See "The Liquidation Proposal -The Conversion."

    Immediately after the effectiveness of the Conversion, Venture Inc. will terminate its election as a BDC under the 1940 Act. See "The BDC Termination Proposal -Regulatory Considerations."

    Upon effectiveness of the Conversion, Venture LLC will enter into a management agreement (the "new Management Agreement") with the Managers. The Managers will receive the same management fee under the new Management Agreement as they receive under the existing Management Agreement. See "The Management Agreement Proposal."

    As part of the Conversion, Venture Inc. will distribute Units to the Managers in full payment of the "incentive fee" payable to the Managers under the existing Management Agreement. The new Management Agreement will not, therefore, call for the payment of any "incentive fee" to the Managers. See "The Liquidation Proposal -The Conversion" and "The Management Agreement Proposal."

    Messrs. Cogan, Johnson, and Smith, currently independent directors of Venture Inc. (or, in the case of Mr. Smith, Venture III), have agreed to serve as an Advisory Board to Venture LLC following the Conversion. See "The Liquidation Proposal -Advisory Board."

The Board of Directors of Venture Inc. has unanimously approved the proposals described herein and directed that they be submitted for the consideration and approval of our shareholders.

Risk Factors

Ownership of the Units of Venture LLC will entail many of the same risks currently associated with our business. These risks are not expected to be significantly affected by approval of the Liquidation Proposal. The risk factors set forth below are the primary risks associated with the Liquidation Proposal and with ownership of the Units, and focus on the effects of the proposals presented herein, if approved, and risks associated with operating our business in limited liability company form. Along with the other information included in this proxy statement, you should carefully consider the following risks and uncertainties.

The Conversion Will Be Taxable to the Shareholders of Venture Inc.

If the Liquidation Proposal is approved and the Conversion is completed, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the fair market value of the Units that you receive in liquidation for your Shares. The Board of Directors of Venture Inc. has estimated that the fair market value of the Units to be received in liquidation of Venture Inc. for each Share of Venture Inc. will be $228 per Share, which represents the book value, determined in accordance with generally accepted accounting principles, of an outstanding Share of Venture Inc. as of June 30, 2003. The fair market value of the Units received by each of our shareholders in connection with Venture Inc.'s liquidation shall be determined as of the effective date of the Conversion, and could be more or less than the estimated value thereof as of June 30, 2003. Venture Inc. is obligated to report the fair market value of the Units to the shareholders and to the Internal Revenue Service by no later than January 31, 2004. The Internal Revenue Service will not be bound by Venture Inc.'s determination of the fair market value of the Units distributed to the Shareholders, and could assert that Venture Inc.'s assets had a higher value on the distribution date than the value reported by Venture Inc. As a result, the amount the Shareholders are deemed to receive as a result of the distribution of Units in liquidation of Venture Inc. could vary significantly from the estimate of $228 per Share as of June 30, 2003.

Any gain or loss recognized by a shareholder as a result of the liquidation of Venture Inc. will most likely be characterized as capital gain or loss if the shareholder holds Shares as capital assets. Capital gains will be taxed at long-term gain rates if the shareholder has held the Shares for more than one year as of the effective date of the Conversion; if a shareholder has held the Shares for one year or less, then any gain will be taxed at ordinary income rates. Capital losses generally may only be deducted against capital gains and unused capital losses are carried forward to future tax years. Dealers in securities are subject to different rules. See "- Certain Tax Aspects of the Liquidation Proposal--Consequences to Venture Inc.'s Shareholders."

Venture LLC Will Not Be Subject to Independent Oversight as a Result of the Termination Election

If the proposals described herein are approved, then we will end our status as a business development company under the 1940 Act and terminate the related regulatory requirements. In such case, the financial statements of Venture LLC need not be audited by independent accountants and Venture LLC will not be operated under the direction of a majority of individuals who are unaffiliated with the Managers. This independent oversight of the management of Venture Inc., and the independent review of its financial records, will not exist for Venture LLC.

Venture LLC Will Not File Reports With the SEC or be Subject to Regulation Under the Securities Exchange Act of 1934

If the proposals are discussed herein approved, then Venture Inc. will revoke its election as a BDC and, at the same time, de-register as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because of its limited number of members, Venture LLC will not register as an Exchange Act Company, and will therefore not prepare and file periodic reports with the SEC, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, or current reports on Form 8-K, or file proxy statements in connection with meetings of the members, and none of its officers or controlling persons will be subject to regulation under Section 16 of the Exchange Act, governing insider reporting and recovery of short-swing profits. Venture LLC will, however, continue to provide its members with annual unaudited financial statements, unaudited quarterly financial statements as determined in the discretion of the managing member (after consultation with the Advisory Board), and income tax information after the close of each year.

It Will Be More Difficult to Remove the Managers If the Management Agreement Proposal Is Approved

While the existing Management Agreement between Venture Inc. and the Managers can be cancelled on 60 days' notice by Venture Inc.'s Board of Directors or by its shareholders, the new Management Agreement can only be terminated by a vote of the holders of at least two-thirds of the Units and then only for gross negligence or willful or reckless misconduct on the part of the Managers. Approval of the Management Agreement Proposal will therefore make it more difficult to terminate the Managers.

The Units Are Subject To Transfer Restrictions and Will Not Be Traded In a Public or Secondary Market

The Units will be an illiquid investment. In order for a limited liability company to obtain the federal income tax benefits of being classified as a "partnership," its securities cannot be "publicly traded." Under Section 7704 of the Internal Revenue Code, this means that the Units cannot be (a) traded on an established securities market, or (b) readily tradable on a secondary market (or the substantial equivalent thereof). See "Tax Aspects of The Liquidation Proposal." As a result, there will not be a public or other market for the Units of Venture LLC and Venture LLC's Operating Agreement contains significant restrictions on transfer of the Units to prevent any such market from developing, including, among other restrictions, the right of Venture LLC to refuse to authorize and process prohibited transfers of Units.

Venture LLC Is Not Obligated to Make Any Cash Distributions on the Units

Venture LLC's managing member will have the discretion to retain future profits for anticipated expenses and for contingencies. Venture LLC has not, and does not expect in the future, to pay regular cash distributions or dividends. Instead, Venture LLC anticipates continuing our current policy of making distributions as borrowers repay their loans and as we liquidate our other investment securities. There can be no assurance as to the amount or timing of such income or the resulting distributions to be made by Venture LLC to its members.

Holding Units Creates the Potential for Taxable Income in Excess of Distributions

Being taxed as a partnership, Venture LLC's income and losses would be directly attributable to its members for federal income tax purposes. Consequently, you could incur a tax liability that exceeds your share of distributions. Although we do not currently anticipate that you will recognize tax liability in excess of your share of distributions, that could happen. See "Certain Tax Aspects of the Liquidation Proposal."

The discussion of federal income tax considerations in this proxy statement does not attempt to comment on all tax matters that may affect you. You should consult your own tax advisers with respect to the tax consequences of the liquidation proposal to you.

the Liquidation Proposal

Questions and Answers Related to the Liquidation Proposal

What does the Liquidation Proposal mean for me?

If the Liquidation Proposal is approved, you would receive one Unit for each of your Shares.

Why are we doing this?

The Liquidation Proposal would permit us to distribute cash to our shareholders on a tax advantaged basis, by avoiding the double taxation generally imposed on income distributed to investors.

How would the Liquidation Proposal work?

Venture Inc. is currently the sole member of Venture LLC. If the proposals submitted to the shareholders at the meeting are approved, then Venture Inc. will take the following steps:

    Venture Inc. will contribute its assets to Venture LLC; in exchange therefor, Venture LLC will issue its Units to Venture Inc.

    Venture Inc. will distribute the Units to it shareholders, one Unit (or fractional Unit) to be distributed in exchange for each outstanding Share (or fractional Share) of common stock of Venture Inc., and Venture Inc. shall transfer Units to the Managers in an amount so that the Managers shall be issued 20% of the Units of Venture LLC outstanding after the distribution.

    Venture Inc. will dissolve under the Maryland General Corporation Law.

Venture LLC will be governed by its Operating Agreement in lieu of Venture Inc.'s Articles of Incorporation and Bylaws. A copy of Venture LLC's Operating Agreement is attached as Appendix B to this proxy statement.

Would Venture LLC's ownership differ substantially from that of Venture Inc.?

No. After the Conversion, the Units of Venture LLC will be held 80% by our current shareholders and 20% by the Managers. The Managers are being allocated 20% of the Units of Venture LLC in full payment of their incentive fee pursuant to the existing Management Agreement. The economic interest, therefore, of our current shareholders in distributions made from our remaining portfolio will not change as a result of the adoption of the Liquidation Proposal. As a holder of 20% of the outstanding Units of Venture LLC, however, the Managers will have voting rights as members of Venture LLC that they do not now have with respect to the shareholders of Venture Inc.

Would there be any changes in the management of Venture Inc.?

If the Liquidation Proposal is approved, then Westech would become the managing member of Venture LLC. John F. Cogan, S. Allan Johnson, and Roger V. Smith, who currently sit as independent directors on the Board of Directors of Venture Inc., or, in the case of Mr. Smith, of Venture III, would comprise Venture LLC's Advisory Board.

How would the Conversion and Liquidation of Venture Inc. be accomplished?

Promptly after shareholder approval of the proposals described herein, Venture Inc. will contribute its assets to Venture LLC in exchange for Units of Venture LLC. (Venture Inc. will retain the rights associated with its licenses and registrations, including its status as a business development company under the 1940 Act, as a registrant under the Securities Exchange Act of 1934, and as a finance lender under the California Finance Lenders Law, all of which will be withdrawn or terminated as part of Venture Inc.'s dissolution.) As of the effective date of Venture Inc.'s contribution of its assets to Venture LLC and Venture LLC's issuance of Units to Venture Inc., each of the shareholders of Venture Inc. will be entitled to receive, in liquidation of Venture Inc., one Unit of Venture LLC for each Share of Common stock of Venture Inc. held by the shareholder (and a fractional Unit of LLC for each fractional Share of Common Stock held by the shareholder).

From the cash contributed to Venture LLC by Venture Inc., Venture LLC, as disbursement agent for Venture Inc., shall pay the expenses of Venture Inc. remaining unpaid as of the date Venture Inc. contributes its assets to Venture LLC. Venture Inc. anticipates that the cash contributed to Venture LLC will be adequate to pay all of such expenses. Venture LLC shall have no responsibility for paying expenses or liabilities of Venture Inc. to the extent they may exceed the amount of cash contributed by Venture Inc. to Venture LLC.

What other options were considered?

Venture Inc.'s Board of Directors considered remaining in corporate form while liquidating its assets and also considered establishing a liquidating trust to hold title to, and liquidate, its remaining assets.

Why did you not proceed with the other options considered?

Were Venture Inc. to remain in corporate form and fail to qualify as a "regulated investment company" under the Internal Revenue Code, its income would be subject to double tax, first at the corporate level, based upon the taxable income of Venture Inc., and then at the shareholder level, based upon the distributions made by Venture Inc. to its shareholders from Venture Inc.'s accumulated earnings and profits. A limited liability company, on the other hand, is taxed as a partnership, meaning that it is not taxed at the "entity" level, but only at the "member" level, based upon the members' share of the taxable income of the limited liability company. A limited liability company organized in California or doing business in California is, however, under current law, subject to an annual franchise tax of $800 and an annual fee, based upon its gross revenues, of up to $11,970.

A liquidating trust was deemed inadvisable because of the complexity of establishing and operating a liquidating trust and the fact that establishing a liquidating trust would entail many of the same costs as establishing Venture LLC.

What do I need to do now?

After you read and consider the information in this proxy statement, mark your proxy to indicate your votes, date and sign it, and fax or mail it to us as soon as possible, to ensure that your Shares are represented at the meeting. You should return your proxy whether or not you plan to attend the meeting.

Will my broker vote my Shares for me if they are held in "street name?"

Your broker will vote your Shares in connection with the proposals discussed herein only if you provide instructions on how to vote. Consequently, if you want your views represented at the meeting, please be sure to provide instructions to your broker. If you do not, and the broker returns a proxy on your behalf, without indicating any vote on the three proposals to be presented to our shareholders at the meeting, then the proxy will be deemed a "broker vote." Broker non-votes are counted for purposes of determining the presence of a quorum of shareholders at the meeting, but are excluded in the determination of the number of Shares voting for or against a proposal. See "General Information about Meeting and Venture Inc. -How Votes Will Be Counted."

What do I need to do to get my Units?

You do not need to do anything now. If the Liquidation Proposal is approved, then, as a shareholder of Venture Inc., you would automatically be entitled to receive Units of Venture LLC in the liquidation of Venture Inc.

If approved, when do you expect to complete the Conversion?

We would complete the Conversion as quickly as possible after shareholder approval. We anticipate completion of the Conversion within two weeks after the meeting, if the proposals described herein are approved.

Are any regulatory approvals necessary to consummate the Conversion?

No. Other than the regulatory filings necessary to consummate the Liquidation Proposal, none of which entail the exercise of discretion by the agencies where the filings are to be made, we need not seek the approval of any federal or state regulatory agency to consummate the Liquidation Proposal or the other proposals to be presented to the shareholders at the meeting.

What are the tax ramifications to Venture Inc.'s shareholders?

Generally our shareholders would pay capital gain taxes on any excess of the value of the Units received in liquidation of Venture Inc. over the tax basis in their Shares. Based upon Venture Inc.'s current estimate of the fair market value of a Unit of $228 per Unit (at June 30, 2003, which is equal to the book value of a Share of our Common Stock at June 30, 2003), you would pay capital gain taxes on any excess of this amount, times the number of Units you receive in the liquidation of Venture Inc., over the tax basis in your Shares. The actual amount of a shareholder's gain (or loss) will be based on the value of a Unit at the time the Conversion of Venture Inc into Venture LLC is effective.

Recommendation of Venture Inc.'s Board of Directors

Our Board of Directors believes that the conversion of Venture Inc. into Venture LLC would permit us to continue to distribute cash to our shareholders on a tax advantaged basis, by avoiding the double taxation generally imposed on corporate income distributed to shareholders. In addition, our Board of Directors believes that a conversion should mean that most of our shareholders will be able to offset the tax basis of their Shares against the value of the Units received in liquidation of Venture Inc., with only the difference taxed at capital gain rates.

Our Board of Directors has determined that the Liquidation Proposal is advisable and is in the best interest of our shareholders taking into account the anticipated tax consequences offered by the Liquidation Proposal as well as the legal, financial and other issues involved in a potential conversion of Venture Inc. into a limited liability company. In reaching its decision, our Board of Directors considered, among others, the following factors:

    the fact that, as Venture Inc. winds down its business, it is likely to fail to qualify for favorable tax treatment as a "regulated investment company" under the Internal Revenue Code, meaning that, upon such failure, the income of Venture Inc. would thereafter be taxed at the corporate level, even if such income is distributed to the shareholders of Venture Inc;

    the anticipated timing of achieving maximum value for Venture Inc.'s remaining assets during an orderly liquidation; and

    the expenses, including, among other expenses, general administrative and ongoing expenses, related to various alternatives.

Our Board of Directors primarily considered two alternatives to the Liquidation Proposal:

    liquidating assets while still in corporate form; and

    transferring the assets to a liquidating trust and then selling them.

Our Board of Directors has carefully considered the Liquidation Proposal and has unanimously determined that it is advisable and in the best interests of our shareholders. Our Board of Directors unanimously recommends that you vote "FOR" the approval of the Liquidation Proposal.

Comparison Of Shares And Units

Venture LLC is a limited liability company. As a result, its charter documents consist of its Articles of Organization and its Operating Agreement instead of a Certificate of Incorporation and Bylaws. The terms of the charter documents of Venture LLC are described below, including the significant differences between the charter documents of Venture LLC and those of Venture Inc. The Operating Agreement of Venture LLC is included in this proxy statement as Appendix B. The summary below is qualified in its entirety by reference to the complete Operating Agreement.

If the three proposals described herein are approved by the shareholders at the meeting, and the Conversion of Venture Inc. into Venture LLC becomes effective, then each shareholder of Venture Inc. who becomes a member of Venture LLC will, by operation of law, be deemed to have adopted, and to be bound by the terms and provisions of, Venture LLC's Operating Agreement.

Term

Venture LLC has no specific term of existence; it shall continue in business until its remaining loan and securities portfolio is liquidated and the business of Venture LLC is wound up. The loan portfolio to be acquired by Venture LLC by contribution from Venture Inc. have due dates extending to June 1, 2005, and the warrants to be acquired from Venture Inc. have expiration dates through December 17, 2010.

Capital Structure

Venture Inc.'s capital structure consists of 200,000 authorized shares of Common Stock, $0.001 par value. As of the record date (July 18, 2003), 101,159.12 shares (the "Shares") of Common Stock were outstanding.

Venture LLC's capital structure consists of one class of Units. After the Conversion, and assuming no change in the number of outstanding Shares of Venture Inc. between the date of this proxy statement and the effective date of the Conversion, then 126,448.90 Units of Venture LLC would be outstanding, consisting of 101,159.12 Units issued to the shareholders of Venture Inc. and 25,289.78 Units issued to the Managers (representing 20% of the outstanding Units).

Capital Contributions

The capital contributed to Venture LLC will consist of the assets Venture LLC acquires by contribution from Venture Inc. No member of Venture LLC will have any obligation to contribute additional capital to Venture LLC. The managing member of Venture LLC, Westech, anticipates that the income generated and repayments of principal received by Venture LLC from its loan and securities portfolio will be sufficient to pay all operating expenses of Venture LLC.

Managing Member

Venture LLC will have no employees. It will be managed by the managing member, Westech, assisted by its advisor, Siguler Guff. For information on Westech and Siguler Guff, see "The Management Agreement Proposal." The services to be rendered by Westech and Siguler Guff to Venture LLC will be similar to the services they now render to Venture Inc.

Advisory Board

Venture Inc. is managed under the supervision of its Board of Directors, a majority of whom are not "interested persons" of Venture Inc. or the Managers, as that term is defined in the 1940 Act. After the Conversion, Venture LLC will not have a board of directors, but will be managed by Westech, as managing member, and by the Managers under the new Management Agreement. Messrs. Cogan, Johnson, and Smith, currently disinterested directors of Venture Inc. (or, in Mr. Smith's case, currently a disinterested director of Venture III), have agreed to serve as an Advisory Board following the Conversion. The Advisory Board will be available to advise the managing member and the Managers regarding any situations involving a conflict of interest and the conduct of Venture LLC's business. Each Advisory Board member will be paid $5,000 annually by Venture LLC for his services.

Voting Rights

Holders of Units:

    would be entitled to one vote per Unit on all matters submitted to a vote of the members.

    would not be entitled to cumulate their votes in any election.

    would be entitled to take action by written consent without a meeting.

No additional consent of Venture LLC's members would be required for the disposition of the remainder of Venture LLC's assets. The timing and terms of sale of the remaining assets of Venture LLC will be determined by Westech and Siguler Guff, the Managers.

Venture LLC's Operating Agreement provides that the managing member shall call a special meetings of members upon the written request of holders of not less 25% of the outstanding Units of Venture LLC.

Under Maryland law and the Articles of Incorporation of Venture Inc., the approval of the holders of at least two-thirds of the outstanding Shares is required for the sale of all or substantially all of the assets of Venture Inc. (no such approval is required for a contribution of assets by a Maryland corporation to an entity if all of the equity interests of the entity are owned by the corporation); no approval shall be required from the members of Venture LLC for the sale of its remaining assets. Otherwise, the voting rights of the members of Venture LLC, described above, are similar to the voting rights of the shareholders of Venture Inc.

Annual and Special Meetings of Members

Meetings of the members of Venture LLC may be called by the managing member (Westech), or by members holding not less than 25% of the outstanding Units. Meetings will be held at the principal place of business of Venture LLC or as otherwise determined by the managing member.

Notice of any meeting of the members is to be given no fewer than five (5) days and no more than sixty (60) days prior to the date of the meeting. Notices are to specify the purpose or purposes for which meeting is called.

The members may also act without a meeting, by written consent, setting forth the action so taken, signed by members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting in which all members were present and voting. Prompt notice of the taking of any action without a meeting by less than unanimous consent is to be given in writing to those members who did not consent in writing.

For the purpose of determining the members entitled to notice of, and to vote at, a meeting of the members, or to give approvals without a meeting, the managing member of Venture LLC may set a record date which, in the case of a meeting or written approvals, shall be not less than five (5) or more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any applicable law or regulation) or (ii) in the event approvals are sought without a meeting, the date by which members are requested in writing by the managing member to give such approvals.

Transfer Restrictions

The Units will not be listed on any stock exchange or qualified for trading in any market. In order to qualify for what our Board of Directors believes to be valuable tax savings, Venture LLC has been organized as a limited liability company, to be taxed as a partnership. To preserve this tax treatment, the Units cannot be (a) traded on an established securities market, or (b) readily tradable on a secondary market. To preserve its tax status, the Venture LLC Operating Agreement provides that holders of the Units may not transfer those Units unless the following conditions are met:

    Venture LLC must receive written notice of the proposed transfer, including the circumstances and details of the transfer;

    Venture LLC may require an attorney's written opinion, in a form it finds reasonably satisfactory, specifying the nature and circumstances of the proposed transfer and, based on such facts, stating that the proposed transfer would not be in violation of any of the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities law;

    Venture LLC must have received from the transferee (and any transferee's spouse who might receive a community property interest in the Units) a written consent to be bound by all of the terms and provisions of Venture LLC's Operating Agreement in a form satisfactory to Venture LLC;

    Venture LLC must be reasonably satisfied that the transfer will not cause a termination of Venture LLC or otherwise materially affect the tax treatment of Venture LLC; and

    Venture LLC must be reimbursed upon request for its reasonable expenses in connection with the transfer.

Venture LLC can refuse to permit any transfer if it believes that, as a result of such transfer, individually or taken together with any other transfers, Venture LLC could be treated as a publicly traded partnership under the Internal Revenue Code, which would result in Venture LLC being taxed as a corporation rather than as a partnership. A transfer includes, without limitation, a sale, pledge, or other transfer of or encumbrance on all or any part of a Unit.

Distributions

Distributions will be made by Venture LLC to its members in the discretion of the managing member, Westech. Westech intends to follow the current distribution policy of Venture Inc., and to make distributions to the members from the cash income realized by Venture LLC from its loan and securities portfolio, after payment of the expenses of Venture LLC and the reservation of monies for future expenses and contingencies as deemed appropriate by the managing member. All distributions made by Venture LLC to its members shall be made to the members pro rata to their Unit ownership.

No Preemptive Rights

Holders of Units, like the holders of Shares, are not entitled to preemptive rights to subscribe to any class of securities that may be issued by Venture LLC. Under its business plan of holding and liquidating the loan and securities portfolio it acquires by contribution from Venture Inc., Venture LLC will not issue additional securities to its members or others. The foregoing limitation shall not prohibit Westech from advancing to Venture LLC, from time to time, monies to enable Venture LLC to discharge its expenses. Any such advance shall be deemed a loan from Westech to Venture LLC, repayable at the earliest convenient time by Venture LLC, together with interest at Westech's cost of funds. Under Venture LLC's current business plan, it is highly unlikely that any such advances will be necessary or made.

Indemnification of Managing Member and Managers

The provisions governing indemnification of the managing member and the Managers under the charter documents of Venture LLC and the new Management Agreement do not materially differ from the provisions governing indemnification of the Board of Directors and the Mangers under the charter documents and existing Management Agreement of Venture Inc.

Venture LLC. After the Conversion, the indemnification of the managing member and the agents of Venture LLC will be governed by the provisions of California's Beverly-Killea Limited Liability Company Act (the "Beverly-Killea Act"), Venture LLC's Operating Agreement, and the new Management Agreement. Pursuant to the Beverly-Killea Act, no person who acts as a manager of a California limited liability company ("LLC") is personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the LLC solely by reason of being a manager of the LLC. The Act also permits, subject to certain exceptions, the operating agreement of a LLC to provide for indemnification of its managers and members and other agents acting on behalf of the LLC. The Act also authorizes LLC's to purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent ("indemnified persons") against any liability asserted against or incurred by the indemnified persons in their capacity as agents of the LLC arising out of the person's status as a manager, member, officer, employee, or agent of the LLC.

The indemnification of the managing member, the Managers, and other agents of Venture LLC is covered by Article 9 of Venture LLC's Operating Agreement. Under this Article, each of the managers, officers, employees, and agents of Venture LLC (referred to as "indemnified persons") is entitled to indemnification for all liabilities and expenses incurred in connection with any proceeding (other than a proceeding by or in the right of Venture LLC, a so-called "derivative" action) if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in, or not opposed to, the best interest of Venture LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. With respect to a derivative action brought on behalf of Venture LLC, an indemnified person is entitled to indemnification if the indemnified person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interest of Venture LLC, provided that no indemnification is to be made in respect of any claim or matter as to which the indemnified person shall have been adjudged to be liable for gross negligence, recklessness, or willful misconduct in the performance of the indemnified person's duties to Venture LLC unless the court in which the action or suit is brought determines upon application that, in view of all of the circumstances, the indemnified person is fairly and reasonably entitled to indemnity for such expenses, as the court shall deem proper.

Indemnified persons are also entitled to an advance of monies from Venture LLC to enable the indemnified person to defend any action or proceeding brought against the indemnified person arising out of its conduct for and on behalf of Venture LLC, upon the indemnified person's written undertaking to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification under the provisions of Article 9 or otherwise.

Venture Inc. As a Maryland corporation, Venture Inc. is governed by the Maryland General Corporation Law. Under this Law, a corporation may indemnify any director made a party to any proceeding by reason of his or her service in that capacity, unless it is established that the act or omission of the director (i) was material to the matter giving rise to the proceeding, and (A) was committed in bad faith or (B) the result of active and deliberate dishonesty; or (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Under the Law, if a proceeding is a derivative proceeding, brought by or in the right of the corporation, then indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Maryland law incorporates the standards of director duty based upon the Model Business Corporation Act, and recognizes the business judgment rule, which is a presumption that in making a business decision the directors of a corporation act on an informed basis, in good faith, and in the honest belief that the action taken was in the best interest of the company.

Under Venture Inc.'s Articles of Incorporation, it is provided that, to the maximum extent permitted by Maryland law (but not in violation of any applicable requirement or limitation of the 1940 Act), no director or officer of Venture Inc. shall be liable to Venture Inc. or its shareholders for money damages, and Venture Inc. shall indemnify and advance expenses as provided in Venture Inc.'s bylaws, to all present and past directors, officers, employees and agents of Venture Inc.

Under Venture Inc.'s bylaws, Venture Inc.'s present and past directors, officers, employees and agents ("indemnified persons") are entitled to indemnification by Venture Inc. to the full extent provided by applicable provisions of Maryland law, summarized above, and advances of expenses shall be made to such persons as permitted by the Law. The bylaws also permit the purchase of insurance on behalf of indemnified persons. Coverage under any such insurance may not protect any officer or director against liabilities for willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.

Certain Tax Aspects of the Liquidation Proposal

The following is a summary of certain U.S. federal income tax consequences of the Liquidation Proposal. This summary is based upon the Internal Revenue Code (the "Code"), existing and proposed Treasury Regulations, rulings of the Internal Revenue Service (the "IRS"), and judicial decisions, which are in effect on date of this proxy statement. No advance rulings have been or will be requested from the IRS regarding any matter discussed in this proxy statement, and there can be no assurance that the IRS will not challenge one or more of the legal conclusions discussed in this summary.

This summary does not discuss all of the U.S. federal income tax matters that may be relevant to Venture Inc., its shareholders, Venture LLC, or its members. This summary also does not consider various tax rules or limitations applicable to shareholders subject to special rules under the Code, including, among others, insurance companies, financial institutions, broker-dealers, foreign shareholders, and (except as specifically indicated) tax-exempt entities. The summary assumes that shareholders have held their Shares in Venture Inc., and will hold their Units in Venture LLC, as capital assets (generally, property held for investment). Finally, this summary does not discuss taxation by foreign jurisdictions or state and local taxing authorities.

Accordingly, shareholders are urged to consult their own tax advisors to determine the federal, state, local and foreign income and other tax consequences of the Liquidation Proposal to them in light of their own particular tax circumstances.

Tax Treatment of the Liquidation Proposal

As long as Venture Inc. is the sole member of Venture LLC, the existence of Venture LLC will be ignored for federal income tax purposes. Venture LLC will be treated as if it were a division or branch of Venture Inc. Therefore, the transfer by Venture Inc. of all of its assets to Venture LLC will have no federal income tax consequences. Venture Inc. will be treated as if it were still the direct owner of all of Venture LLC's assets (even though Venture LLC will actually own all of the assets, and Venture Inc. will only own Units in Venture LLC).

The transfer of Units by Venture Inc. to its shareholders and to the Managers will be treated for tax purposes as if Venture Inc. had transferred its assets to its shareholders and to the Managers. For tax purposes, Venture Inc.'s shareholders will be treated as if they had received a portion of Venture Inc.'s assets, and contributed these assets to Venture LLC in exchange for its Units. The Managers will also be treated as having received a portion of Venture Inc.'s assets in settlement of their incentive fee and having contributed those assets to Venture LLC in exchange for their Units.

Consequences to Venture Inc.

Upon Venture Inc.'s distribution of Units of Venture LLC to the shareholders and Managers of Venture Inc., Venture Inc. will be treated as if all of its assets had been sold for their fair market value. Thus Venture Inc. will have taxable gain equal to the difference between the fair market value of its assets (less any liabilities) and the adjusted tax basis of its assets. When Venture Inc. transfers 20% of Venture LLC's Units to the Managers, Venture Inc. will, however, be entitled to a deduction for the fair market value of the Units transferred to the Managers. In addition, as a regulated investment company (a "RIC"), Venture Inc. is entitled to a "dividends paid" deduction for dividends paid to its shareholders during the taxable year. Distributions made in complete liquidation of a RIC are generally treated as dividends that may be deducted from the RIC's taxable income. Because Venture Inc. will be treated for tax purposes as having distributed all of its assets in complete liquidation, Venture Inc. will have "dividend paid" deductions for the net assets it is deemed to have distributed to its shareholders.

These deductions should offset the taxable gain recognized by Venture Inc. as a result of the deemed sale of Venture Inc.'s assets.

Consequences to Venture Inc.'s Shareholders

Deemed Sale of Shares for Venture Inc.'s Assets. When Venture Inc. distributes Units of Venture LLC to its shareholders, each shareholder will be treated as if the shareholder had exchanged its Shares of Venture Inc. Common Stock for the shareholder's proportional share of Venture Inc.'s assets and liabilities.

Shareholders will recognize gain (or loss) equal to the difference between the tax basis in their Shares and the fair market value of the Units they will receive in exchange for their Shares. Based on Venture Inc.'s preliminary estimate of the fair market value of its assets, shareholders will be treated as receiving $228 per Share, which is the book value per Share of Venture Inc. as of June 30, 2003.

This value per Share is only a preliminary estimate. Two factors could cause the amount that the shareholders will be treated as receiving to vary, perhaps significantly, from this preliminary estimate. First, the preliminary estimate reflects values as of June 30, 2003, but the amount of the shareholder's gain or loss will depend on the value of the assets and liabilities of Venture Inc. on the date that Units of Venture LLC are distributed to the shareholders of Venture Inc. Venture Inc. will calculate the value per Share of its assets and liabilities as of this date, and report this value per Share (representing the value of one Unit) to the shareholders by no later than January 31, 2004. Second, most assets held by Venture Inc. are not publicly traded and there are no market quotes available to establish the fair market value of its assets with certainty. Venture Inc. will use the valuation methods it has customarily employed to estimate the value of Venture Inc.'s assets as of the distribution date. See "Valuation of the Units" below. But the IRS will not be bound by Venture Inc.'s valuation and could assert that Venture Inc.'s assets had a higher value on the distribution date than the value reported to the shareholders by Venture Inc. As a result, the amount the shareholders are deemed to receive as a result of the distribution of Units, and consequently the tax gain or loss they will recognize on the disposition of their Shares, could vary significantly from the estimate disclosed in this proxy statement.

If a shareholder has held its Shares for at least one year, then any gain the shareholder recognizes on the distribution of the Units will generally be long-term capital gain or loss. Gain on shares held less than a year as of the effective date of the Conversion will likely be short-term capital gain taxed at ordinary income rates. Any loss recognized by a shareholder will likely be a capital loss, which is generally deductible only against capital gains. Individual taxpayers may deduct up to an additional $3,000 per year in capital losses against ordinary income. Unused capital losses may be carried forward to subsequent tax years.

The tax consequences will differ for shareholders who acquired their shares recently, or whose shares are not capital assets, or who are subject to special treatment under the Code. Please consult your own tax advisor to determine the tax consequences to you of a disposition of your Shares.

Deemed Contribution to Venture LLC in Exchange for Units. As described above, the shareholders of Venture Inc. will be treated for tax purposes as if Venture Inc. had distributed a portion of its assets to them, after which the shareholders contributed the assets received from Venture Inc. to Venture LLC in exchange for their Units.

The deemed contribution of a shareholder's allocable portion of Venture Inc.'s assets to Venture LLC will be a tax-free contribution. A shareholder's initial tax basis in its Units will be equal to the fair market value of its share of Venture Inc.'s net assets on the distribution date.

Consequences to Venture LLC

The receipt of Venture Inc.'s assets in exchange for its Units will be a tax-free exchange for Venture LLC. Venture LLC will take the assets with a tax basis equal to the fair market value the assets.

Venture LLC's holding period for the assets will begin on the effective date of the Conversion, so that any assets that Venture LLC disposes of during the first year after the Conversion will not be eligible for long-term capital gain treatment. This will be true even if Venture Inc. has held the assets for more than a year, because Venture Inc.'s ownership will not be considered in determining Venture LLC's holding period.

Because Venture LLC's initial basis in loans acquired from Venture Inc. will be the fair market value of the loans, the basis of a loan may be less than its outstanding principal balance. This may occur, for example, if the creditworthiness of the borrower has declined. Any difference between the fair market value of the loan and its outstanding principal balance (if more than a de minimis amount) will be "market discount" that is treated for tax purposes as additional interest. When principal payments are received on a loan with market discount, the accrued market discount must be taken into account as ordinary income. Similarly, if a loan with market discount is sold or disposed of, gain (if any) is treated as ordinary income to the extent of the accrued market discount. Thus, to the extent any of Venture Inc.'s loans have fair market values less than their outstanding principal balance, Venture LLC will have market discount with respect to the loans and will have to treat some principal repayments as ordinary income.

Management believes that the loans Venture LLC acquires from Venture Inc. will be treated as investments and not assets acquired in the course of a trade or business. Accordingly, management believes that the loans in Venture LLC's loan portfolio will be classified as "nonbusiness debts" under Section 166 of the Code. As a result, if Venture LLC becomes entitled to any bad debt deduction on account of worthless loans, such deduction will be a capital loss rather than an ordinary loss to noncorporate shareholders.

Ownership of Venture LLC's Units

If the Liquidation Proposal is approved by the shareholders, each shareholder will become a Member of Venture LLC. The following is an overview of the tax consequences of holding Units.

Classification as a Partnership. For U.S. federal income tax purposes, once Venture LLC has two or more members, it will be classified as a partnership. Under Section 7704 of the Code, certain "publicly traded partnerships" are taxed as corporations rather than as partnerships. Treasury Regulations to Section 7704 include several safe harbors to prevent classification as a publicly traded partnership; the managing member intends to manage Venture LLC in a manner that ensures that Venture LLC will comply with the requirements of one or more of these safe harbors. Accordingly, Venture LLC should be taxable as a partnership, and not as a corporation, for U.S. federal income tax purposes.

Pass-Through Taxation. As a partnership, Venture LLC will not itself be subject to U.S. federal income tax. Rather, the members will be treated as though their share of Venture's LLC's net income and net loss were realized directly by them. Venture LLC's net income and net loss (and its specific items of income, gain, loss, deduction and credit) will be allocated among the members in accordance with the terms of the Operating Agreement, and the members will be required to include their share of income, gain, and loss on their own federal tax returns.

Members must include their allocable share of Venture LLC's income in their separate tax returns regardless of whether Venture LLC distributes cash or securities to the members during the year. Although the managing member intends to make distributions each year sufficient for the members to pay income taxes attributable to their share of Venture LLC's income, there is no guarantee that distributions will be sufficient for this purpose. A member's income tax liability with respect to its allocable share of Venture LLC's income in a particular taxable year could exceed Venture LLC's distributions of cash or securities to such member for the year.

A member's initial basis in its Units will be increased by allocations of income and gain to the member, and decreased by allocations of deduction and loss. Distributions of cash or property will also decrease a member's basis in its Units.

Distributions. Distributions of cash or securities from Venture LLC to a member (as opposed to allocations of taxable income or gain) generally will not be subject to tax, but will reduce the member's tax basis in its Units. If distributions exceed the member's basis, the member will be required to recognize such excess as gain.

Limitations on Deductions. A member's share of Venture LLC's losses and expenses may not be fully deductible for federal income tax purposes because the Code contains several limitations that may apply to members of Venture LLC. The following paragraphs discuss several of the limits that may apply to a member's allocable share of Venture LLC's expenses and losses. One or more of these limitations may be applicable to a member depending upon its particular circumstances.

(i) Trade or business status and limits on miscellaneous itemized deductions.

Because the purpose of Venture LLC is limited to managing and liquidating its investments, management believes that Venture LLC will not be engaged in a trade or business for federal income tax purposes. Therefore, its noncapital expenses will not be deductible as business expenses, but rather will be investment expenses deductible under Section 212 of the Code. Such expenses are "miscellaneous itemized deductions."

Individual taxpayers may only deduct miscellaneous itemized deductions to the extent that their total miscellaneous itemized deductions exceed 2% of their adjusted gross income. Moreover, for individuals with adjusted gross incomes above a certain threshold, miscellaneous itemized deductions are further reduced by the lesser of 80% of the otherwise allowable miscellaneous deductions or 3% of the amount by which adjusted gross income exceeds the threshold. Finally, miscellaneous itemized deductions are not allowed for alternative minimum tax purposes.

If, however, Venture LLC were found to be engaged in a trade or business for federal income tax purposes: (1) its noncapital expenses generally would be deductible as business expenses for purposes of both the regular income tax and the alternative minimum tax; and (2) it generally would not be subject to the miscellaneous itemized deduction limitation and reduction referred to above.

(ii) No deductions in excess of basis.

Venture LLC's losses and expenses allocable to a member that are in excess of the member's tax basis in its Units are not currently deductible under Section 704(d) of the Code, but are carried forward and, subject to this rule, treated as a loss in each subsequent year.

(iii) Other limits on deductions.

Other provisions of the Code limit the deduction of losses and expenses connected with investments. For example, individuals and certain closely-held corporations may deduct losses only to the extent they are at risk for the activity generating the losses under Section 465 of the Code. In addition, the deduction of capital losses in general is limited by Section 1211 of the Code. This proxy statement does not describe all the limitations on deductions that apply generally to investments under the Code, and shareholders should consult their own tax advisors with respect to such questions.

As noted above, management believes that the loans Venture LLC acquires from Venture Inc. will be treated as investments rather than assets acquired in the course of a trade or business, and that the loans in Venture LLC's loan portfolio will be classified as "non-business debts" under Section 166 of the Code. As a result, if Venture LLC becomes entitled to any bad debt deduction on account of one or more worthless loans, such deduction generally will be a capital loss rather than an ordinary loss with respect to non-corporate shareholders. If, however, Venture LLC were found to be engaged in a trade or business for federal income tax purposes, Venture LLC's loans generally would be treated as "business debts" with the result that bad debt deductions on account of one or more worthless loans generally would be ordinary losses rather than capital losses. In addition, any losses of Venture LLC allocable to individuals and certain closely-held corporations may be limited by the passive activity loss rules of Section 469 of the Code.

Tax-Exempt Members

Certain of the members ("Tax-Exempt Members") are exempt from federal income tax under Section 501(a) of the Code. Such entities, however, are subject to tax on their unrelated business taxable income ("UBTI").

UBTI is generally defined in Section 512(a) to mean income derived from an unrelated trade or business regularly carried on by the exempt organization. Management believes that Venture LLC will not be engaged in a trade or business for federal income tax purposes, and that the income and distributions derived by Tax-Exempt Members from their Units will not be considered UBTI, provided the Units are not debt-financed property. If Venture LLC were found to be engaged in a trade or business for federal income tax purposes, management anticipates that substantially all of its gross income will be of a character that will be excluded from UBTI (e.g., interest and capital gains).

Section 514 of the Code provides that a percentage of income derived from debt-financed property is considered UBTI. The assets of Venture Inc. are currently unencumbered by indebtedness, and Venture LLC does not intend to borrow money or issue any debt for the purpose of acquiring additional investments, and will not incur any debt unless the managing member determines, in its reasonable judgment, based upon the advice of counsel, that such financing would not cause its assets to be debt-financed property.

Sale of Units

A member subject to U.S. income taxation generally will be required to recognize gain or loss on a sale or exchange of its Units measured by the difference between the amount realized on the sale or exchange and the member's adjusted tax basis in the Units sold. The gain or loss recognized by a member on a sale or exchange of Units generally will be taxable as capital gain or loss, except that the gain will be ordinary income to the extent attributable to the member's allocable share of certain ordinary income assets of Venture LLC (such as accrued interest or market discount) on a look-through basis.

Tax Information and Audits

Venture LLC will file an annual information income tax return with the IRS. Venture LLC will provide members with Schedules K-1 setting forth the U.S. federal income tax information necessary for them to file their individual tax returns. Thus, as a practical matter, a member will not be able to complete and file its U.S. income tax return for any year until receipt of a Schedule K-1 from Venture LLC for that year.

________________________

The above discussion of certain tax aspects does not attempt to comment on all tax matters that may affect Venture Inc., its shareholders, Venture LLC, or its members, as a result of the Liquidation Proposal. The discussion also does not consider various tax rules or limitations applicable to particular shareholders subject to special rules, including, among others, tax exempt entities, insurance companies, financial institutions or broker-dealers, foreign shareholders and shareholders who do not own their shares as capital assets. You should consult your own tax advisers with respect to the tax consequences of the liquidation proposal to you, particularly with respect to the application and effect of tax laws of any state or other jurisdiction in which you are subject to tax and the effect of tax laws other than income tax laws.

Valuation of the Units

Determining the fair market value of the Units to be exchanged for the Shares if the Liquidation Proposal is approved by the shareholders of Venture Inc. is necessary in order to determine the gain or loss to be recognized by the shareholders of Venture Inc. and the Managers upon the Conversion of Venture Inc. into Venture LLC. The fair market value of the Units thus determined has no effect on the allocation of the Units between the shareholders of Venture Inc. and the Managers: under the existing Management Agreement between Venture Inc. and the Managers, the Managers are entitled to 20% of the Units of Venture LLC and the shareholders of Venture Inc. are entitled to 80% of the Units of Venture LLC, regardless of the fair market value of the Units to be exchanged for the Shares in the Conversion. See "The Liquidation Proposal - Would Venture LLC's Ownership Differ Substantially From That Of Venture Inc.?"

In determining the fair market value of the Units to be exchanged for the Shares in the Conversion, management of Venture Inc. will base its determination upon the book value of the assets of Venture Inc., net of its liabilities, as of the effective date of the Conversion, as determined for financial reporting purposes. The policies that Venture Inc. has historically followed in valuing its assets for financial reporting purposes and that Venture Inc. will follow in determining the value of the assets of Venture Inc. for purposes of the Conversion are summarized below.

Venture Inc. values its investments in loans at their original purchase price, less amortization of principal, unless, pursuant to procedures established by Venture Inc.'s Board of Directors, Venture Inc.'s Managers determine that amortized cost does not represent fair value.

Substantially all of Venture Inc.'s investment in equity securities are warrants and stock. Most of these securities are restricted and cannot be sold publicly without prior agreement with the issuer to register the securities under the Securities Act or by selling the securities under the SEC's Rule 144, which permits limited sales under specified conditions. Warrants on equity securities with a readily ascertainable market value are assigned a fair value based on the difference, if any, between the exercise price of the warrant and the market value of the equity securities for which the warrant may be exercised. Warrants on equity securities that do not have a readily ascertainable market value are assigned a fair value based upon the cost of the warrants to Venture Inc.

Restricted equity securities for which a public market exists are valued at a discount with reference to the market price for unrestricted equity securities of the same issuer. The discount for these equity securities takes into consideration the following factors: the nature of the market in which the securities are traded, the existence and terms of any registration rights, the proportion of the issuer's securities held by Venture Inc., and other factors that may affect their fair value. As the restriction period and other restrictive factors decrease, the discount applied to the securities also decreases. Restricted equity securities for which a public market does not exist are valued at cost, which equals the price paid for the equity securities upon exercise of the warrants applicable thereto plus the cost of the warrant, described above, unless, pursuant to procedures established by Venture Inc.'s Board of Directors, Venture Inc.'s Managers determine that cost, so determined, does not represent fair value of the restricted equity securities.

Transfer Agent

Boston EquiServ L.P. serves as transfer agent for Venture Inc. Assuming the Liquidation Proposal and the other proposals presented herein are approved by the shareholders, then the managing member will maintain the books and records of Venture LLC with respect to the issuance and transfer of the outstanding Units of Venture LLC.

Vote Required

Adoption of the Plan of Liquidation of Venture Inc. requires the approval of the holders of at least two-thirds of the outstanding Shares of Venture Inc.

the bdc termination proposal

What does the BDC Termination Proposal mean for me?

If the BDC Termination Proposal is approved, then Venture Inc. will revoke its election as a BDC under the 1940 Act and will no longer be subject to regulation as a BDC. Venture LLC will not register as a BDC under the 1940 Act, and therefore will not have a board of directors of which a majority are comprised of disinterested individuals and will not need to secure annual audits of its financial statements by independent auditors. The cost savings from not maintaining an independent board of directors and not auditing its annual financial statements should increase the cash available for distribution to the members of Venture LLC.

Why are we doing this?

Given our rapidly declining size, we believe that the benefits we realize by the expenditures for disinterested directors and audited financial statements are outweighed by the costs. As Venture LLC will exist solely for the purpose of an orderly liquidation of its assets and will not make any new investments, the protection afforded by the BDC regulatory requirements appear to the Board of Directors to be less important to our shareholders than maximizing their distributions from our remaining loan and securities portfolio.

How would the BDC Termination work?

Immediately after the effectiveness of the Conversion, Venture Inc. would file a notice with the SEC revoking its election of BDC status under the 1940 Act.

De-Registration as an Exchange Act Company.

Concurrently with Venture Inc.'s revocation of its election as a BDC under the 1940 Act, Venture Inc. will de-register as a reporting company under the Exchange Act. From and after the date of such de-registration, Venture Inc. will no longer be obligated to file periodic reports under the Exchange Act, will no longer be subject to the proxy rules promulgated by the SEC under the Exchange Act in the conduct of shareholder meetings or the solicitation of shareholder consents (other than certain antifraud rules), and the officers and controlling persons of Venture Inc. will not be subject to the insider reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. Because of the limited number of its members, Venture LLC will not be required to register under the Exchange Act, and therefore will not be subject to any of the foregoing reporting or short-swing profit recovery provisions of the Exchange Act. Venture LLC will, however, provide its members with annual unaudited financial statements and, in the discretion of the managing member (after consultation with the Advisory Board), quarterly unaudited financial statements, and will provide tax information to its members to enable them to report their share of the income, gain, or loss of Venture LLC.

How will Venture LLC be different if it is not a BDC?

The management of Venture LLC will not be supervised by a board of directors composed of a majority of disinterested directors. Additionally, Venture LLC's financial statements will not be required to be subject to an annual independent audit. This independent oversight will no longer be in place for Venture LLC. Because Venture LLC will not be a BDC, it will not be subject to restrictions on the type of investments it can make. However, since the only activity to be undertaken by Venture LLC will be the liquidation of the assets contributed to it by Venture Inc., the absence of such restrictions on investments is not relevant to Venture LLC.

Regulatory Considerations. If Venture LLC is not governed as a BDC under the 1940 Act, then the regulatory constraints that apply to the activities of Venture Inc., but that will not apply to the business of Venture LLC, include:

    Restrictions on the types of investments Venture LLC may make;

    Restrictions on Venture LLC's ability to issue shares at a price below net asset value or to issue senior securities;

    Restrictions on Venture LLC's ability to enter into transactions with affiliates;

    The requirement that a majority of Venture LLC's board of directors be comprised of disinterested directors, and requirements that the disinterested directors review and approve various policies and transactions;

    The requirement that the disinterested directors annually approve the continuation of Venture LLC's management agreement with the Managers; and

    Requirements that certain transactions, including the termination of a BDC's status as a BDC and changes to fundamental investment policies, be approved by the BDC's shareholders.

Management believes that, at this late stage in Venture Inc.'s life, the benefit to investors of these regulatory protections is outweighed by the cost of complying with the requirements of the 1940 Act. Venture LLC's Operating Agreement limits its activities to those required to effect an orderly liquidation of its assets. The Board of Directors of Venture Inc. believes that the Operating Agreement effectively limits the scope of Venture LLC's activities so as to diminish the continued importance of the regulatory protections of the 1940 Act.

Venture Inc. has liquidated a significant portion of its assets and, as of June 30, 2003, had the following assets:

As of June 30, 2003 (unaudited) (millions)
Loans, at estimated fair value	$18.3
Investments in securities, at estimated fair value	9.9
Cash and other assets	1.0
Total Assets:	$29.2

As a BDC, Venture Inc. must meet a number of regulatory requirements, many of which entail expense for Venture Inc. For example, Venture Inc. must have a board of directors that includes a majority of independent directors, whose fees and expenses are paid by Venture Inc. and amounted to approximately $43,000 accrued for the year ended June 30, 2003. Venture Inc. is also required to file periodic reports with the SEC that include audited financial statements and its quarterly financial statements are subject to limited reviews by its auditors. For the twelve months ended June 30, 2002, Venture Inc. incurred approximately $57,500 in audit and review expenses. With the passage of the Sarbanes-Oxley Act of 2002, Venture Inc. anticipates material increases in audit and review expenses were it to remain an SEC reporting company.

Management believes that, given Venture Inc.'s rapidly declining size, to continue to incur these expenses, and to devote management time to meeting Venture Inc.'s regulatory obligations under the 1940 Act, is unwarranted. If the shareholders of Venture Inc. approve the proposed reorganization, we will cease to bear the expenses of an independent board of directors. However, Venture LLC will have an Advisory Board, to initially consist of three disinterested members of the Board of Directors of Venture Inc., and management estimates that the cost of maintaining the Advisory Board will be $15,000 per year.

Recommendation

The Board of Directors of Venture Inc. unanimously recommends that you vote FOR approval of the BDC Termination Proposal.

Vote Required

Adoption of the proposal to revoke Venture Inc.'s election as a BDC under the 1940 Act requires the approval of the holders of a majority of the outstanding Shares of Venture Inc.

the management agreement proposal

What does the Management Agreement Proposal mean for me?

Westech will continue to serve as manager, and Siguler Guff will continue to serve as advisor to Westech, providing it with advice on administration and member relations. There will be no change in the management fee paid to them, which would remain at 2.5% of the total assets of Venture LLC. Because, as part of the Liquidation Proposal, the Managers will receive, in liquidation of Venture Inc., 20% of the outstanding Units of Venture LLC in satisfaction of the incentive fee payable to them under the existing Management Agreement, no incentive fee shall be payable to the Managers under the new Management Agreement.

As a result of the Conversion, the shareholders of Venture Inc. would, as a result, own 80% of the equity of Venture LLC whereas they own 100% of the equity in Venture Inc. Economically, however, because the Managers are entitled to 20% of all distributions made by Venture Inc. under the existing Management Agreement, distributing to the Managers 20% of the Units in Venture LLC should not affect the amount of distributions that will be allocated to the (former) shareholders of Venture Inc. by Venture LLC.

Why are we doing this?

Because of the Conversion a new entity will own the assets currently owned by Venture Inc. A new management agreement between the new entity -Venture LLC -and the Managers is therefore appropriate. In addition, because of the change in the form of compensation from an incentive fee structure to equity ownership, as well as changes to how the new Management Agreement can be terminated, we are asking for your approval of the new Management Agreement.

The Existing Management Agreement

The existing Management Agreement between Venture Inc. and the Managers is dated as of September 8, 1997, and was approved by Venture Inc.'s initial shareholder on November 11, 1998. It was last renewed by the Board of Directors of Venture Inc. (including by the disinterested members of the Board) for a 12-month term on November 13, 2002. The existing Management Agreement has not been amended since its initial approval by the initial shareholder in 1998.

Under the existing Management Agreement, Westech serves as the manager of Venture Inc., and Siguler Guff serves as adviser to Westech. Subject to the supervision of Venture Inc.'s Board of Directors, Westech provides investment advice, portfolio management, and servicing of the loans and investments held in Venture Inc.'s portfolio, and administers Venture Inc.'s day-to-day affairs. Siguler Guff advises Westech concerning the oversight of Venture Inc.'s administration and shareholder relations. The services rendered by the Managers to Venture Inc. are not required to be exclusive; the existing Management Agreement does not limit or restrict the Managers or their directors, officers, or employees from engaging in other businesses, whether of a similar or dissimilar nature to the business of Venture Inc.

Under the existing Management Agreement, Venture Inc. is responsible for paying all expenses incurred by Venture Inc. in the conduct of its business, and to reimburse the Managers for any expenses incurred by them in the conduct of Venture Inc.'s business. The Managers, however, are responsible for bearing certain internal expenses, including the costs of office space, equipment, and related overhead incurred in the conduct of Venture Inc.'s business, and the cost of providing Venture Inc. with such corporate, administrative, and clerical personnel (including officers and directors of Venture Inc. who are interested persons of the Managers and are acting in their respective capacities as officers and directors) as the Board of Directors of Venture Inc. reasonably deems necessary or advisable to perform the services required to be performed by the Managers to Venture Inc. under the existing Management Agreement.

In addition to the payment of an incentive fee, described below, under the existing Management Agreement, Venture Inc. pays the Managers a management fee, computed and paid quarterly, at an annual rate of 2.5% of the amount of Venture Inc.'s total assets, payable as of the last day of each fiscal quarter. The Managers are also entitled to a "post-termination fee" if the existing Management Agreement is terminated by Venture Inc. for any reason prior to the dissolution of Venture Inc. and the final distribution of its assets, determined by a formula, which is designed to provide the Managers with a termination fee equivalent to the incentive fee they otherwise would earn from the assets of Venture Inc. existing as of the date of termination. Payment of the post-termination fee is subject to compliance with all applicable provisions of the 1940 Act and the Investment Advisors Act of 1940.

Under the existing Management Agreement, the Managers are not liable for any error of judgment or mistake of law or for any loss suffered by Venture Inc. in connection with the performance by the Managers of their services under the existing Management Agreement, except for losses resulting from their willful misfeasance, bad faith, or gross negligence, or from reckless disregard by them of their obligations and duties under the existing Management Agreement.

For the year ended June 30, 2003, Venture Inc. accrued and paid the following compensation to the Managers for services rendered by them to Venture Inc.:

Year Ended June 30, 2003
	Accrued	Paid
Management Fee	$1.1 million	$1.5 million
Incentive Fee	$0.4 million	$5.0 million

Accrued fees represent those fees determined under the accrual basis of accounting under generally accepted accounting principles; the "paid" fees represent the fees actually paid by Venture Inc. to the Managers for the year ended June 30, 2003; they are larger than the accrued fees because they represent the payment during the year ended June 30, 2003 of fees accrued in prior years.

The names, addresses and principal occupations of the principal executive officers and directors of the Managers, as of June 30, 2003, are as follows:

Name and Address	Principal Occupation; Position with Venture Inc.
Ronald W. Swenson Westech Investment Advisors, Inc. 2010 N. First Street, Suite 310 San Jose, California 95131	Executive Officer and Director of Westech; Chairman of the Board and Chief Executive Officer of Venture Inc.
Salvador O. Gutierrez Westech Investment Advisors, Inc. 2010 N. First Street, Suite 310 San Jose, California 95131	Executive Officer and Director of Westech; President and Director of Venture Inc.
Brian R. Best Westech Investment Advisors, Inc. 2010 N. First Street, Suite 310 San Jose, California 95131	Executive Officer of Westech; Vice President, Chief Financial Officer, and Secretary of Venture Inc.
George W. Siguler Siguler Guff Advisers, L.L.P. Rockefeller Center 630 Fifth Street, 16th Floor New York, New York 10111	Managing Director, Siguler Guff; Executive Vice President and Advisory Director of Venture Inc.
Drew J. Guff Siguler Guff Advisers, L.L.P. Rockefeller Center 630 Fifth Street, 16th Floor New York, New York 10111	Managing Director, Siguler Guff
Donald P. Spencer Siguler Guff Advisers, L.L.P. Rockefeller Center 630 Fifth Street, 16th Floor New York, New York 10111	Managing Director, Siguler Guff; Vice President and Assistant Secretary, Venture Inc.

Messrs. Swenson and Gutierrez each own 50% of the outstanding voting securities of Westech. Siguler Guff is beneficially owned, through holding companies, as follows: 45% by Mr. Siguler, 45% by Mr. Guff, and 10% by Mr. Spencer. A portion of the holdings of Messrs. Siguler, Guff, and Spencer are held in trust for their minor children.

The Managers provide services comparable to those provided to Venture Inc. to two other venture lending funds organized by the Managers - VLLI Holdings LLC ("Holdings I") and Venture Lending & Leasing III, Inc. ("Venture III"). Holdings I is the successor-in-interest to Venture Lending & Leasing, Inc. ("Venture I"). Venture I operated, and Venture III currently operates, as a business development company under the 1940 Act. Holdings I was organized in September 2002 pursuant to a reorganization of Venture I identical to that proposed in this proxy statement for Venture Inc. Each of Holdings I and Venture III pay to the Managers a management fee of 2.5% of their total assets; Venture I paid an incentive fee on terms comparable to the incentive fee payable by Venture Inc. to the Managers; that incentive fee was converted to a 20% interest in Holdings I pursuant to the 2002 reorganization of Venture I. In Venture III the Managers have a membership interest entitling them, after the non-managing members of Venture III receive returns comparable to those that apply to the incentive fee payable by Venture Inc. to the Managers, to 20% of the income and distributions made by Venture III to its members.

At June 30, 2003, Holdings I had remaining assets totaling approximately $2 million, and Venture III had total assets of approximately $168 million (both figures on an unaudited basis).

In connection with the 2002 reorganization of Venture I, Holdings I entered into a management agreement on terms identical to those proposed herein between Venture LLC and the Managers; Venture III entered into a management agreement with the Managers in May 2000. Since entering into the management agreements with Holdings I and Venture III, the Managers have not waived, reduced, or otherwise agreed to reduce their compensation under such management agreements.

What is the effect of the changes to the existing Management Agreement?

The existing Management Agreement provides the Managers with a right to receive 20% of all distributions to shareholders once shareholders have received distributions equal to the cost basis of their shares plus an 8% preferred return. As the shareholders of Venture Inc. received such level of distributions in January of 2001, the Managers have been receiving 20% of all amounts Venture Inc. distributed since that date. If the Liquidation Proposal is approved, then the Managers will continue to receive 20% of distributions, but it will be by virtue of owning 20% of the outstanding Units of Venture LLC rather than as an incentive fee under the existing Management Agreement.

The existing Management Agreement does not define the term "distribution." If Venture Inc. continued in business and liquidated its remaining assets, the Managers would be entitled to 20% of all distributions made by Venture Inc. to its shareholders from the liquidation of its remaining assets. Pursuant to the Liquidation Proposal, the Managers would receive 20% of the outstanding Units of Venture LLC and, by such ownership, be entitled to 20% of all distributions made by Venture LLC from the liquidation of Venture Inc.'s assets. Accordingly, the Managers believe that the allocation of 20% of Venture LLC's Units to the Managers, as part of the Liquidation Proposal, is fully consistent with the provisions of the existing Management Agreement providing the payment of the incentive fee to the Managers.

Term of New Management Agreement

The term of the new Management Agreement shall continue until the complete liquidation of the assets of Venture LLC; provided, however, that the agreement can be terminated for "cause," by vote or consent of the holders of at least two-thirds of the outstanding Units of Venture LLC (excluding those Units held by the Managers and their affiliates). "Cause" is defined in the new Management Agreement to mean a Manager's willful misfeasance, bad faith, or gross negligence on its part in the performance of its duties, or the reckless disregard by it of its duties and obligations under the new Management Agreement.

The existing Management Agreement can be terminated by Venture Inc. for any or no reason on 60 days' notice, by vote of the Board of Directors of Venture Inc. or by a vote of the holders of a majority of the outstanding Shares of Venture Inc. Upon any such termination, the Managers are entitled to the payment of a "post-termination fee," as described above under "The Existing Management Agreement."

Other Terms of New Management Agreement

Following the Conversion, Venture LLC will enter into the new Management Agreement with the Managers, pursuant to which Westech will serve as Venture LLC's manager and Siguler Guff Advisers will serve as adviser to Westech, providing Westech with advice on administration and member relations. Under the new Management Agreement, Venture LLC will pay the Managers a fee (the "Management Fee"), computed and paid quarterly, at an annual rate of 2.5% of Venture LLC's total assets as of the last day of each fiscal quarter thereafter. The Management Fee is identical to the management fee that Venture Inc. pays the Managers under Venture Inc.'s existing Management Agreement, described above. Under the new Management Agreement, Westech will continue to exercise responsibility for the management and sale of the assets of Venture LLC. The cash and securities of Venture LLC will be maintained, under the supervision of Westech, in the custody of one or more third-party custodians, for the sole and exclusive benefit of Venture LLC. As with the existing Management Agreement, under the new Management Agreement, the Managers are not required to devote their exclusive time and attention to Venture LLC, but may perform similar services to other funds that have been and may be organized by the Managers and their affiliates to engage in business comparable to that of Venture LLC.

As with the existing Management Agreement, under the new Management Agreement, Venture LLC is to bear all costs and expenses incurred by the Managers in the conduct of the business of Venture LLC, other than certain overhead expenses incurred by the Managers in rendering their services to Venture LLC, which shall be borne solely by the Managers. Under both the existing and new Management Agreement, the Managers are not liable for any error of judgment or mistake of law or for any loss suffered by Venture LLC, except for losses resulting from willful misfeasance, bad faith, or gross negligence on their part in the performance of their duties, or from reckless disregard by them of their obligations and duties under the new Management Agreement.

The new Management Agreement may not be amended other than by consent of the parties thereto: adoption of any amendment by Venture LLC will require the approval of the holders of a majority of the outstanding Units of Venture LLC.

There follows a tabular description of the material differences between the existing and new Management Agreements:

Existing Management Agreement	New Management Agreement

The Managers are entitled to receive an incentive fee, equal to 20% of all distributions made by Venture Inc. after shareholders have received distributions equal to their cost basis plus an 8% preferred return. Because Venture Inc. met this distribution hurdle in January of 2001, the Managers are in essence entitled to 20% of all amounts that Venture Inc. distributes for the remainder of its existence.

The new Management Agreement does not provide for an incentive fee. Instead, the Managers will receive Units in Venture LLC in the Conversion equal to 20% of the Units of Venture LLC outstanding after the Conversion. See "The Liquidation Proposal -Capital Structure."

The continuation of the existing Management Agreement must be approved at least annually (i) by a vote of a majority of those directors of Venture Inc. who are not parties to the existing Management Agreement or interested persons of any party thereto, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board of Directors or by vote of a majority of the outstanding Shares of Venture Inc. In addition, the existing Management Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding Shares of Venture Inc., on 60 days' written notice to the Managers, and will automatically terminate in the event of its assignment. Termination of the Managers entitles them to a "post-termination fee" under the existing Management Agreement, described under "The Management Agreement Proposal -The Existing Management Agreement" above.

The new Management Agreement will be terminable only for cause, by a vote of at least two-thirds in interest of Venture LLC's members, excluding Units held by the Managers or their affiliates. "Cause" is defined as willful misfeasance, bad faith, or gross negligence, or reckless disregard by the Managers in the performance of their obligations and duties under the new Management Agreement.

The form of the new Management Agreement is included with this proxy statement as Appendix C. The foregoing summaries of the terms of the new Management Agreement are qualified in their entirety by reference to the complete form of new Management Agreement.

Recommendation

The Board of Directors of Venture Inc. unanimously recommends that you vote FOR the Management Agreement Proposal.

Vote Required

Adoption of the proposal to approve the new Management Agreement requires the approval of the holders of a majority of the outstanding Shares of Venture Inc.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

As of June 30, 2003, there were 101,159.12 Shares of Common Stock of Venture Inc., $0.001 par value, issued and outstanding.

No director or executive officer of Venture Inc. owns in excess of 1% of the Shares of Venture Inc. outstanding. Westech, all the stock of which is owned by Ronald W. Swenson and Salvador O. Gutierrez, executive officers and directors of Venture Inc., owned 505.787 Shares of Venture Inc. as of June 30, 2003. Salvador O. Guitierrez, along with family members, owned 246.55 Shares. George W. Siguler, an executive officer and Advisory Director of Venture Inc., owned 321.88. Shares through a retirement account and 45.981 Shares in a non-retirement account. Trusts for the benefit of Mr. Siguler's minor children held 183.924 Shares in the aggregate. Donald P. Spencer, an executive officer of Venture Inc., owned 9.19 Shares jointly with his wife. Siguler Guff, which is owned 45% by Mr. Siguler and 10% by Mr. Spencer, owned 137.944 Shares. WTI Ventures, all of the stock of which is owned by S. Allan Johnson, a director of Venture Inc., owned 91.973 Shares. Arthur Aeder, a director of Venture Inc., owned 45.981 Shares. John Cogan, a director of Venture Inc., owned 32.186 Shares in a trust with his family.

The following table sets forth certain information with respect to the beneficial ownership of Venture Inc.'s Shares as of June 30, 2003, by each person who we know beneficially owns more than 5% of our Shares:

Name and Address of Shareholder*	Number of Shares Beneficially Owned**	Percentage of Shares Outstanding
Leland Stanford University	13,794.393	13.64%
Northern Trust, as Custodian for San Antonio Fire and Police Pension Plan	9,196.279	9.09%
Warner-Lambert Master Trust	9,196.279	9.09%
University of Notre Dame	7,357.017	7.27%
All directors and executive officers as a group (9 persons)	1,621.396	1.60%

SUBMISSION OF SHAREHOLDER PROPOSALS

If the proposals described herein are approved by the shareholders at the meeting, then annual meetings of members will no longer be held, and Venture LLC will not be subject to the rules of the SEC governing the conduct of shareholder meetings or the solicitation of shareholder consents (other than certain antifraud rules), including the SEC's Rule 14a-8 governing shareholder proposals.

If the proposals described herein are not approved by the shareholders at the meeting, then shareholders wishing to submit proposals for inclusion in a proxy statement for Venture Inc.'s 2004 annual meeting of shareholders should send their written proposals to the Secretary of Venture Inc. at 2010 North First Street, Suite 310, San Jose, California 95131. To be included in the proxy statement for the 2004 annual meeting of shareholders, proposals should be received prior to June 30, 2004.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This proxy statement incorporates documents by reference which are not presented in or delivered with it. This means that we can disclose certain information by referring our shareholders to certain documents. These documents (other than the exhibits to such documents, unless specifically incorporated by reference) are available, without charge, upon written or oral request, directed to the Secretary of Westech, identified below.

The following documents, which have been filed by Venture Inc. with the SEC pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") (file no. 814-00141) are incorporated in this proxy statement by reference and shall be deemed to be a part hereof:

(a) Annual Report on Form 10-K for the year ended June 30, 2002;

(b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002, and March 31, 2003;

(c) Current report on Form 8-K, dated July 25, 2002;

(d) The Company's Registration Statement on Form 10, filed with the SEC on July 2, 1997, registering the Venture Inc.'s Common Stock, $0.001 par value, pursuant to Section 12(g) of the Exchange Act; and

(e) All documents filed by Venture Inc. with SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting of our shareholders.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is to be deemed to be incorporated by reference modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this proxy statement.

FURTHER INFORMATION

Questions concerning this proxy statement should be directed to Brian R. Best, Vice President, Chief Financial Officer, and Secretary of Westech, at (408) 436-8577, extension 16, or by email to brianb@westerntech.com.

Venture Inc. does not intend to present any other business at the meeting, nor is it aware of any shareholder that intends to do so. If, however, any other matter is properly brought before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

By Order of the Board of Directors,

/s/Ronald W. Swenson

Ronald W. Swenson

Chairman of the Board And

Chief Executive Officer

San Jose, California

July 30, 2003